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                                                   EXHIBIT 3.17


                  CERTIFICATE OF INCORPORATION
                               OF
                    SEASONAL EMPLOYERS, INC.

        Under Section 402 of the Business Corporation Law


          1. The name of the corporation is Seasonal Employers, Inc.

          2. The purpose for which it is formed is to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that the corporation is not formed to, nor will it, engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

          3. The office of the corporation shall be located in the City of Rochester, County of Monroe, State of New York.

          4. No shareholder shall have any preemptive right to purchase shares or other securities to be issued or subjected to rights or options to purchase, as such preemptive right is defined and construed under the laws of the State of New York.

          5. The aggregate number of shares which the corporation shall have authority to issue is 1,000, all of which are to be common shares with no par value.

          6. No director of the corporation shall be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity except where a judgment or other final adjudication adverse to said director establishes: that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; that the director personally gained a financial profit or other advantage to which he was not entitled; or that the director's acts violated
Section 719 of the New York Business Corporation Law. The corporation, to the fullest extent allowed by law, shall indemnify any director of the corporation against all liability, judgments, fines, amounts paid in settlement, costs, and reasonable expenses, including attorney's fees, incurred by reason of the fact that he is or was a director of the corporation or is or was serving at the request of the corporation as a director or officer of any other entity including, without limitation, corporations, partnerships, joint ventures, trusts, or employee benefit plans.

          7. The Secretary of State of the State of New York is hereby designated as the agent of the corporation upon whom process in any action or proceeding against it may be served and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served upon him is: Seasonal Employers, Inc., 90 Linden

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Place, Rochester, New York  14625.

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